Exhibit 4.4

AMENDMENT NUMBER TWO

This amendment number two (“Amendment”) to the Agreement (as defined below) is entered into by and between Google Ireland Limited, a company incorporated under the laws of Ireland whose principal place of business is at Gordon House, Barrow Street, Dublin 4 (“Google”) and AVG Netherlands B.V. whose principal place of business is at Gatwickstraat 9-39, 1043 GL Amsterdam, the Netherlands (“Company”).

This Amendment shall be effective from 1 June 2012 (“Amendment Effective Date”).

INTRODUCTION

(A)	Google and AVG Technologies CY Limited are parties to a Google Services Agreement with an effective date of 1 October 2010 (the “GSA”) and a Google Services Agreement Order Form with an effective date of 1 October 2010 (the “Order Form”) as amended by Amendment Number One dated 1 December 2011 (together the “Agreement”).

(B)	Pursuant to a Transfer of Contract between AVG Technologies CY Limited, Company and Google dated 4 January 2012, AVG Technologies CY Limited transferred all of Its rights, obligations and liabilities under the Agreement to Company with effect from 23 December 2011.

(C)	Company and Google now wish to amend the Agreement in the manner set out in this Amendment.

AGREED TERMS

In consideration of £1, of which each party hereby acknowledges receipt, Company and Google agree to the below.

1	Definitions

Capitalised terms used but not defined in this Amendment shall have the same meaning as in the Agreement.

2	GSA Amendments

2.1 Definitions

2.1.1 The following shall be added as new definitions in the GSA:

“Company Provided Keyword” has the meaning given in the First Order Form.

“Google Provided Keyword” has the meaning given In the First Order Form.

2.1.2 The definition of “Search Query” in the GSA shall be deleted in Its entirety and replaced with the following:

“Search Query” means a search query submitted: (a) directly on the Site or through any Approved Client Application by an End User by way of a Search Box; (b) by an End User by clicking on a Company Provided Keyword; or (c) by an End User by clicking on a Google Provided Keyword.”

3	Order Form Amendments

3.1 The following shall be added to the Order Form as a new clause 10:

10	Company Suggested Searches using Google Provided Keywords

10.1 Subject to the remainder of this clause 10, Company may implement on the Site certain text links consisting of suggested keywords which are provided by Google and which generate Requests when clicked on by End Users. (“Google Provided Keywords”).

10.2 Company shall ensure that all clicks by End Users on Google Provided Keywords generate Valid Requests: (i) which contain all of the relevant Google Provided Keyword(s) as presented to and clicked by the End User; and (ii) which are transmitted to Google in the manner specified by Google from time to time, without editing, filtering, truncating, appending terms to or otherwise modifying such Requests, either individually or in the aggregate.

10.3 Company acknowledges that the Google Provided Keyword functionality set out in this clause 10 is:

10.3.1 a beta feature;

10.3.2 unsupported under Google’s technical documentation from time to time;

10.3.3 provided “as is” and any use of it shall be solely at Company’s own risk.

10.4 Google reserves the right, in its sole discretion, to Include or cease providing the Google Provided Keyword functionality at any time as it is a beta feature.

10.5 In no event shall Google have any obligations or liability under clause 12 (Indemnities) of the GSA arising from the use of the Google Provided Keyword functionality.

10.6 Company acknowledges and agrees that:

10.6.1 Google will pick the Google Provided Keywords at its discretion;

10.6.2 Company must display all Google Provided Keywords as transmitted by Google and may not display a selection or subset thereof; and

10.6.3 Company must display the Google Provided Keywords exactly as transmitted by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such Google Provided Keywords.

10.7 Company will use and assign Client IDs and/or channel IDs in relation to Google Provided Keywords as instructed by Google at all times, and will provide such information to Google as Google may reasonably request with respect to the use and application of any such Client IDs and/or channel IDs.

10.8 Company shall ensure that the implementation of such functionality Is in accordance with the mock ups in Schedule F and that Google Provided Keywords are clearly labelled with the designation approved, or notified, by Google to Company from time to time.

10.9 Company may only put its implementation of Google Provided Keywords into live use once Google’s technical and account management personnel are satisfied that Company has properly implemented Google Provided Keywords on the Site in accordance with Google’s technical and branding requirements and otherwise in accordance with the Agreement and Google has approved the Company’s implementation (such approval not to be unreasonably withheld or delayed).

3.2 The Exhibit attached to this Amendment shall be added as a new Schedule F to the Order Form.

4	Continuation

The Agreement shall remain in full force and effect unchanged except as modified by this Amendment.

5	Governing Law and Jurisdiction

This Amendment is governed by English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any dispute (contractual or non-contractual) concerning this Amendment.

Signed by the parties on the dates stated below

GOOGLE IRELAND LIMITED		AVG NETHERLANDS B.V.

By:	/s/ Graham Law	By:	/s/ Rob Gerrit Johan Blasman
Name: Graham Law		Name: R. G. J. Blasman
Title: Director		Title: Director

Date: 28 June 2012		Date: 6 - 22 - 2012